Exhibit 99.1

Press Release

F O R I M M E D I A T E R E L E A S E

 GYRODYNE DECLARES $1.00 PER SHARE SPECIAL DISTRIBUTION

St. James, New York, June 16, 2017 – Gyrodyne, LLC (NASDAQ:GYRO), an owner and manager of a diversified portfolio of real estate properties (“Gyrodyne”), announced today that its Board of Directors has declared a special cash distribution in the amount of $1,482,680 or $1.00 per share. The special distribution consists of the net proceeds from the recently consummated sale of two additional buildings in the Port Jefferson Professional Park. The distribution is payable on July 7, 2017 to shareholders of record as of June 27, 2017. The Company expects NASDAQ to set the ex-dividend date as June 23, 2017. Shareholders who sell their shares prior to the ex-dividend date will also be selling their right to receive the special cash distribution.

Gary Fitlin, President and CEO of Gyrodyne, said: “This cash distribution permits us to distribute the net proceeds from the two buildings in the Port Jefferson Professional Park that we sold in June 2017, consistent with our objective of returning cash to our shareholders periodically as we sell properties and implement our strategic plan to liquidate in due course. Gyrodyne intends to continue making special distributions as it executes on its strategic plan, and we look forward to implementing and executing additional events that will provide liquidity and value to our shareholders.”

Gyrodyne is currently pursuing certain enhancements (inclusive of entitlements and rezoning) of its Flowerfield and Cortlandt Manor properties in an effort to maximize the value of those properties prior to their ultimate disposition. There can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any transaction that may result from the Company’s enhancement efforts. The Company does not expect to pay quarterly or annual distributions, but rather special distributions as proceeds are generated from transactions during the liquidation process.

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties in the New York metropolitan area. Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of plans to seek value-enhancing entitlements. Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, as well as Cortlandt Manor, New York which is also the subject of plans to seek value-enhancing entitlements. Gyrodyne's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the plan of liquidation, the risk that the proceeds from the sale of Gyrodyne, LLC's assets may be substantially below Gyrodyne, LLC's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy Gyrodyne, LLC's obligations to its current and future creditors, and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and FF\6586077.4 business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, risks and uncertainties relating to seeking entitlements for Gyrodyne, LLC's undeveloped property in St. James and Cortlandt Manor, New York and other risks detailed from time to time in Gyrodyne, LLC's SEC reports.